Exhibit 99.1

News Release

NYSE: BGH	BUCKEYE GP HOLDINGS L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-08
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. ANNOUNCES NEW SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Breinigsville, PA – November 10, 2008. . . Buckeye GP Holdings L.P. (NYSE: BGH) (“BGH”), today announced the appointment of Keith E. St. Clair as Senior Vice President and Chief Financial Officer of MainLine Management LLC, which is the general partner of BGH.  Mr. St. Clair will replace Mr. Vance Powers, who has been serving as Acting Chief Financial Officer since July 23, 2007.  Mr. Powers will continue to serve BGH in his capacity as Vice President, Finance and Controller.  Mr. St. Clair has also been appointed to a similar position at Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE: BPL) (“Buckeye”).  BGH owns Buckeye GP LLC.

Mr. St. Clair has over 20 years of experience in senior financial positions in both public and private companies.  Most recently, Mr. St. Clair served as Executive Vice President and Chief Financial Officer of Magnum Coal Company, one of the largest coal producers in Central Appalachia, from January, 2006 until its sale to Patriot Coal Corporation in July of 2008.  Prior to joining Magnum, Mr. St. Clair served as Senior Vice President and Chief Financial Officer of Trade-Ranger, Inc., a global business-to-business marketplace for electronic procurement and supply chain management for the oil and gas industry, from March, 2002 until its sale in mid-2005.  Mr. St. Clair is a certified public accountant.

Forrest E. Wylie, Chairman and CEO, stated, “We are extremely pleased to announce the addition of Keith St. Clair to Buckeye’s senior management team.  Keith’s leadership skills and financial background make him ideally suited to lead our finance and

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accounting groups and I am confident that Keith will be a great asset and member of the senior management team.”

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

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